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| FORM 3 |     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        HUBER                       NANCY
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    c/o Western Multiplex Corporation
    1196 Borregas Avenue
    ----------------------------------------------------------------------------
                                   (Street)

      Sunnyvale                    California                         94089
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               07/31/00
                                                                  --------------

3. I.R.S. Identification Number of Reporting Person, if an Entity (voluntary) NOT APPLICABLE
                --------------

4.  Issuer Name and Ticker or Trading Symbol WESTERN MULTIPLEX CORPORATION/
                                             "WMUX"
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    ---                                     (specify below)
                    (give title below)
                            CHIEF FINANCIAL OFFICER
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year) NOT APPLICABLE
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------


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

Remainder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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FORM 3 (continued)       Table II--Derivative Securities Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price of        Security:      Ownership
                                  (Month/Day/                                          Derivative      Direct (D)     (Instr. 5)
                                  Year)                                                Security        or In-
                              ----------------------------------------------------                     direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
  OPTIONS                      See                CLASS A               115,000     $.50 PER              (D)       NOT APPLICABLE
                               Below (1) 2/28/10  COMMON STOCK                      SHARE
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

Explanation of Responses:

                              /s/ Nancy Huber                   July 24, 2000
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

(1) 20,000 shares are exercisable within 60 days of an initial public offering and the remaining shares are based upon time and performance targets established by the Board of Directors.

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.